CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports on the financial statements and financial highlights dated December 29, 2016 with respect to Dreyfus Diversified International Fund, Dreyfus Global Infrastructure Fund and Dreyfus Global Real Estate Securities Fund for the fiscal year ended October 31, 2016 and dated February 27, 2017 with respect to Dreyfus Large Cap Equity Fund and Dreyfus Large Cap Growth Fund for the fiscal year ended December 31, 2016, which are incorporated by reference in this Registration Statement (Form N-1A  Nos. 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 27, 2017